UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
SUPPLEMENT TO PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 6, 2018

This proxy statement supplement, dated May 14, 2018, or this Supplement, supplements the definitive proxy statement, which we refer to as the Proxy Statement, of the Board of Directors, or the Board, of GoDaddy Inc., or the Company, filed with the Securities and Exchange Commission, or the SEC, on April 25, 2018 and relating to the 2018 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, June 6, 2018 at 8:00 a.m. PDT, at the Company’s headquarters located at 14455 N. Hayden Road, Scottsdale, Arizona 85260, Building C - Conference Room.
Resignation from the Board by Elizabeth Rafael
On May 4, 2018, we announced that Elizabeth S. Rafael resigned as a Class II director of the Board and from the Audit and Finance Committee, or the Audit Committee, effective May 14, 2018. On May 14, 2018, following Ms. Rafael’s resignation, the Board, at the recommendation of the Nominating and Corporate Governance Committee, appointed Brian H. Sharples to the Audit Committee, which will now consist of Mark Garrett, Charles Robel and Brian H. Sharples with Mr. Robel serving as Chairman.
Following Mr. Sharples appointment to the Audit Committee, the composition of our audit committee meets the requirements for independence under current New York Stock Exchange, or NYSE, listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended. Mr. Sharples meets the financial literacy requirements of the current NYSE listing standards and our Board has determined that Mr. Sharples is an audit and finance committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended.
Ms. Rafael’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices. Following Ms. Rafael’s resignation, the Board reduced the size of the Board from eleven members to ten members. Effective as of the date of the Annual Meeting the size of the Board will be reduced from ten to nine, following Blake J. Irving’s resignation.
Our Board is divided into three classes, with the class members serving staggered terms. Ms. Rafael’s resignation does not change the directors nominated for election at the 2018 Annual Meeting. These developments do not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement.
Additional Information
Stockholders who have already submitted proxies for the Annual Meeting may revoke them, or if they wish to change their vote they may do so by (i) entering a new vote by Internet, in person or by telephone, (ii) returning a later-dated proxy card, (iii) notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260, or (iv) completing a written ballot at the Annual Meeting. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.
Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available on our website at https://aboutus.godaddy.net/investor-relations/financials. You may also obtain a copy of our 2017 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.